Exhibit 99.1
PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2005	2004
Assets:
Cash, cash equivalents and investments	$122,677	$92,197
Accounts receivable, net	15,759	16,828
Inventories	4,979	3,106
Property and equipment, net	2,681	3,066
Other assets	7,428	5,905
Goodwill and other intangible assets, net	15,133	16,690

Total assets	$168,657	$137,792

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$17,595	$19,295
Deferred rent and other	340	381
Deferred revenue	22,115	16,157

Total liabilities	40,050	35,833

Stockholders’ equity	128,607	101,959

Total liabilities and stockholders’ equity	$168,657	$137,792